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                                                                     EXHIBIT 12


                        CALCULATION OF RATIO OF EARNINGS
                           TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


                                  Fiscal            Fiscal            Fiscal             Fiscal              Fiscal
                                Year Ended        Year Ended        Year Ended         Year Ended         Year Ended
                                Sept. 1993        Sept. 1994        Sept. 1995         March 1996         March 1997
                                ----------        ----------        ----------         ----------         ----------
Interest                       $  4,173,000      $   9,968,000      $ 11,205,000      $  1,306,000      $  2,306,000

Preferred Dividends                 263,000            240,000           240,000           327,000         6,154,000
                               ------------      -------------      ------------      ------------      ------------

Total Fixed Charges and           4,436,000         10,208,000        11,445,000         1,633,000         8,460,000
    Preferred Dividends (A)

Net Income (Loss)                  (391,000)       (26,190,000)      (20,134,000)       (2,998,000)       (4,871,000)
                               ------------      -------------      ------------      ------------      ------------

Total Available to Cover          4,045,000        (15,982,000)       (8,689,000)       (1,365,000)        3,589,000
    Fixed Charges (B)          ------------      -------------      ------------      ------------      ------------

Ratio (B/A)                             .91              (1.57)             (.76)             (.84)              .42
                               ============      =============      ============      ============      ============




For each period shown: nine months ending 9/30/93, year ending 9/30/94 and 9/30/95, the six months ending 3/31/96, the nine months ended 12/31/96 and the year ended 3/31/97, the registrant's ratio of earnings (loss) to fixed charges is less than one-to-one coverage and, therefore, earnings (loss) are inadequate to cover fixed charges. The following represents the dollar amount of the coverage deficiency:


                                    Total Fixed Charges         Total Available to
                                and Preferred Dividends (A)   Cover Fixed Charges (B)  Coverage Deficiency (A-B)
                                ---------------------------   -----------------------  -------------------------
Fiscal Year Ended 9/30/93                4,436,000                  4,045,000                    391,000
Fiscal Year Ended 9/30/94               10,208,000               (15,982,000)                 26,190,000
Fiscal Year Ended 9/30/95               11,445,000                (8,689,000)                 20,134,000
Fiscal Year Ended 3/31/96                1,633,000                (1,365,000)                  2,998,000
Fiscal Year Ended 3/31/97                8,460,000                  3,589,000                  4,871,000